Exhibit 10.3

Form of Restricted Stock Unit Award

Granted by

BRIDGE BANCORP, INC.

under the

BRIDGE BANCORP, INC.

2019 EQUITY INCENTIVE PLAN

This restricted stock unit agreement (“Agreement”) is and shall be subject in every respect to the provisions of the 2019 Equity Incentive Plan (the “Plan”) of Bridge Bancorp, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement.  A copy of the Plan has been provided to each Participant granted a restricted stock unit award (“ Restricted Stock Unit” or “ Restricted Stock Unit Award”) pursuant to the Plan.  The holder of this Restricted Stock Unit Award (the “Participant”) hereby accepts this Restricted Stock Unit Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (“Committee”) or the Board shall be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns.  Except where the context otherwise requires, the term “Company” shall include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  Capitalized terms used herein but not defined shall have the same meaning as in the Plan.

1. Name of Participant:  ###PARTICIPANT_NAME###

2. Date of Grant:  ###GRANT_DATE###

3. Total number of Restricted Stock Units covered by the Award: ###TOTAL_AWARDS###

4. Vesting Schedule; Issuance of Common Stock. Except as otherwise provided in this Agreement, this Restricted Stock Units first becomes earned in accordance with the vesting schedule specified herein.

The Restricted Stock granted under this Agreement shall vest as follows.

###VEST_SCHEDULE_TABLE###

Vesting will automatically accelerate pursuant to Section 2.8 of the Plan and Sections 7 and 9 of this Agreement, as applicable.

5. Restricted Stock Units.

Each Restricted Stock Unit represents the right to receive one share of Common Stock on the date determined in accordance with this Agreement and the Plan.

6. Dividend Equivalents and Voting Rights.

6.1 Dividend Equivalents.  Subject to the restrictions, limitations and conditions described in the Plan and/or this Award Agreement, Restricted Stock Units will earn dividend equivalents during the performance period at the rate of dividends per share paid by the Company on its outstanding shares of common stock.  Dividend equivalents will be accrued to be reinvested in additional Restricted Stock Units based on the average price of the Company’s common stock on the payment date of the dividend.  Dividend equivalents will be accrued but not issued until the Restricted Stock Units are earned, vested and issued.  Dividend equivalents will be forfeited if the Restricted Stock Units are forfeited.

6.2 No Voting Rights.  The Participant shall have no voting right with respect to any Restricted Stock Unit granted hereunder.

7. Change in Control.

7.1 In the event of an Involuntary Termination following a Change in Control or the occurrence of an event provided in Section 4.1(d) of the Plan, all Restricted Stock Unit Awards and/or Performance Awards held by the Participant will become fully earned and vested immediately, as set forth in Section 4.1 of the Plan.

7.2 A “Change in Control” shall be deemed to have occurred as provided in Section 4.2 of the Plan and an “Involuntary Termination” shall have the meaning set forth in Section 8.1(x) of the Plan.

8. Adjustment Provisions.

8.1 This Restricted Stock Unit Award shall be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.3 of the Plan.

9. Effect of Termination of Service on Restricted Stock Unit Award.

9.1 This Restricted Stock Unit Award shall vest and the Stock shall be issued as follows:

9.1.1 Death.  This Restricted Stock Unit Award shall vest immediately in the event of the Participant’s Termination of Service by reason of the Participant’s death.

9.1.2 Disability.  In the event of the Participant’s Disability, this Restricted Stock Unit Award shall vest in full at the date of Disability.  Disability shall be defined in accordance with Section 8.1(l) of the Plan.

9.1.3 Termination for Cause.  If the Participant’s Service has been terminated for Cause, all Restricted Stock Units granted to the Participant that have not vested or been issued shall expire and be forfeited.  The Board of Directors shall have sole authority and discretion to determine whether the Participant’s employment has been terminated for Cause.

9.1.4 Other Termination.  If the Participant’s Service terminates for any reason other than death, Disability, or for Cause, all shares of  Restricted Stock Unit Awarded to the Participant which have not vested shall expire and be forfeited by such Participant.

10. Miscellaneous.

10.1 No Restricted Stock Unit Award shall confer upon the Participant any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and the Common Stock is issued to the Participant.

10.2 This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

10.3 Prior to actual receipt of the awarded shares of Common Stock which become issuable hereunder, the Participant may not transfer any interest in the Award or the underlying awarded shares of Common Stock.  Any awarded shares underlying Restricted Stock Units that vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or applicable beneficiary designation.

10.4 This Restricted Stock Unit Award shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws, except as superseded by federal law.

10.5 This Restricted Stock Unit Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of Common Stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

10.6 The granting of this Restricted Stock Unit Award does not confer upon the Participant any right to be retained in the employ of the Company or any subsidiary.

11. Section 409A of the Code.

It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Code and Treasury Regulations thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Unit Award set forth above.

BRIDGE BANCORP, INC.

By:

Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Restricted Stock Unit Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2019 Equity Incentive Plan.  The undersigned hereby acknowledges receipt of a copy of the Company’s 2019 Equity Incentive Plan and related Prospectus.

PARTICIPANT